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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


        DATE OF REPORT (Date of earliest event reported): JULY 21, 1999



                        WEATHERFORD INTERNATIONAL, INC.
               (Exact name of registrant as specified in charter)


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        DELAWARE                         1-13086                            04-2515019
(State of Incorporation)          (Commission File No.)        (I.R.S. Employer Identification No.)
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    515 POST OAK BLVD., SUITE 600
           HOUSTON, TEXAS                                     77027
(Address of Principal Executive Offices)                     (Zip Code)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (713) 693-4000

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                        EXHIBIT INDEX APPEARS ON PAGE 5


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ITEM 5.   OTHER EVENTS

RESULTS RELEASE

         On July 21, 1999, we announced our results for the quarter ended June 30, 1999. A copy of the press release announcing our results for the quarter ended June 30, 1999, is filed as Exhibit 99.1 and is hereby incorporated herein by reference.

POSSIBLE SPIN-OFF

         On July 21, 1999, we announced a proposed spin-off of our Grant Prideco drilling products business to our shareholders. A copy of the press release announcing the proposed spin-off is attached as Exhibit 99.2. Although a spin-off of our Grant Prideco drilling products business is contingent upon a number of events, including the receipt of a favorable private letter ruling from the Internal Revenue Service regarding the tax free nature of the spin-off, we currently expect that the spin-off would occur around year end.

         We are proposing the spin-off of Grant Prideco to allow Grant Prideco and our non-Grant Prideco businesses to each focus on their own operations and growth in their core markets. As previously disclosed by us in our filings with the Securities and Exchange Commission, we have in recent periods concentrated our growth on the acquisition and development of new technologies directed at reservoir recovery. Grant Prideco's growth has focused on the manufacture of value added products in the tubular segment of the industry.
The proposed spin-off is expected to allow all of our businesses to continue to expand and grow on a more focused basis and to permit our remaining businesses and those of Grant Prideco to pursue opportunities that might not otherwise be available on a combined basis. The spin-off of Grant Prideco will also allow Grant Prideco to fund future acquisitions and expansions using its own capital. We expect that following the spin-off, Grant Prideco will continue to actively pursue growth opportunities in the tubular segment of the industry.

         We are currently reviewing the final structure of the spin-off and there can be no assurance as to the final terms of the spin-off or as to its timing. In particular, we will not pursue the spin-off unless we receive a favorable private letter ruling from the Internal Revenue Service. We currently expect that if we effect the spin-off, one share of Grant Prideco common stock would be distributed for every two shares of Weatherford common stock held by our shareholders. We would also expect that Grant Prideco would raise approximately $200 million in indebtedness at the time of the spin-off, of which approximately $100 million would be used to repay indebtedness owed to us by Grant Prideco.

         Assuming our receipt of a favorable private letter ruling, the spin-off of Grant Prideco should be tax free to our shareholders. In addition, under the terms of our 5% Convertible Subordinated Preferred Equivalent Debentures due 2027, the conversion price of those debentures will be adjusted to reflect the spin-off. The specific terms for the adjustment are set forth in Section 6.3(c) of the First Supplemental Indenture between us and The Chase Manhattan Bank dated as of October 28, 1997, previously filed with the Securities and Exchange Commission. In general, under that section, the conversion price for our convertible debentures will be determined utilizing the following formula:

                 Conversion Price          X       A - B
                 ($80 per share)                   -----
                                                     A

A        =       The current market price per share of Weatherford common stock on the payment date for the distribution. The current market price of the Weatherford common stock for purposes of the adjustment is defined in Section 6.3(g) of the First
                 Supplemental Indenture and is generally defined as the average of the daily closing price of the Weatherford common stock for the ten trading days ending on the day of the distribution of the Grant Prideco common stock to shareholders.

B        =       Fair market value of the Grant Prideco common stock to be
                 distributed as determined by the Board of Directors of Weatherford.





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         Options and warrants previously granted to the employees, officers and directors of Weatherford will be adjusted pursuant to the terms of those options and warrants.

         Additional information with respect to the business of Grant Prideco is set forth in our Annual Report on Form 10-K for the year ended December 31, 1998. That annual report also contains information with respect to the financial segment data results and performance of the Grant Prideco drilling products division.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

         (c)   Exhibits

         99.1 Press release dated July 21, 1999, announcing Weatherford's results for the quarter ended June 30, 1999.

         99.2 Press release dated July 21, 1999, announcing Weatherford's possible spin-off of its
                          Grant Prideco Drilling Products business.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          WEATHERFORD INTERNATIONAL, INC.



Dated: July 21, 1999                      /s/ Bruce F. Longaker, Jr.
                                          --------------------------------------
                                          Bruce F. Longaker, Jr.
                                          Senior Vice President
                                          and Chief Financial Officer


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                               INDEX TO EXHIBITS

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         Number                      Exhibit
         ------                      -------

          99.1           Press release dated July 21, 1999,
                         announcing Weatherford's results for the quarter ended June 30, 1999.


          99.2           Press release dated July 21, 1999,
                         announcing Weatherford's possible spin-off of its Grant Prideco Drilling Products business.
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